EXHIBIT 99.1

Loral Reports Second Quarter 2010 Financial Results

Telesat and Space Systems/Loral (SS/L) Continue Strong Performance

NEW YORK, Aug. 9, 2010 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today announced its financial results for the three and six months ended June 30, 2010.

Revenues and Adjusted EBITDA1 for all segments for the quarter were $481 million and $187 million, respectively, representing an increase of $33 million and $62 million, respectively, over segment revenues and Adjusted EBITDA for the second quarter of 2009. Combined segment revenues and Adjusted EBITDA for the first six months of the year were $903 million and $339 million, respectively, representing an increase of $73 million and $93 million, respectively, compared to the first six months of 2009. All of Telesat's revenue and Adjusted EBITDA are included in these segment results2. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting.

Loral's revenues and Adjusted EBITDA for the quarter after eliminations were $280 million and $34 million, respectively, up $9 million and $29 million, respectively, compared to the second quarter of 2009. Revenues and Adjusted EBITDA for the first six months of 2010 after eliminations were $509 million and $43 million, respectively, up $25 million and $32 million, respectively, from revenues and Adjusted EBITDA after eliminations for the first six months of 2009. The eliminations include all of Telesat's results, as well as the impact of Loral's portion of the ViaSat-1 construction contract on SS/L's results.

Driven by changes in foreign exchange rates at Telesat, Loral reported a net loss of $20 million compared to net income of $74 million for the second quarter of 2009. For the first six months of 2010 net income was $10 million compared to $63 million for the first six months of 2009. Diluted loss per share for the second quarter of 2010 was $0.66 compared to diluted income per share of $2.48 in the second quarter of 2009. For the first six months of 2010 diluted income per share was $0.32 compared to $2.13 for the first six months of 2009.  The company's available cash was relatively unchanged, with $141.7 million in available cash at the end of June 2010, compared to $142.2 million at the end of March 2010.

"Both Telesat and SS/L continue to strengthen their operations and improve their results," said Michael Targoff, chief executive officer of Loral Space & Communications.  "Our focus on our core strengths should continue to deliver the performance that we have expected for ongoing shareholder value creation."

Business Unit Review

Satellite Manufacturing

In the second quarter of 2010, SS/L reported revenue before eliminations of $281 million compared to $276 million in the second quarter of 2009. Revenue before eliminations for the first six months of 2010 was $512 million compared to $492 million for the first six months of 2009. Adjusted EBITDA for the quarter and the first six months of 2010 was significantly higher than in 2009 as a result of improved factory performance and the effects of the increased volume, derived from continued strong bookings, on factory overhead absorption.

 Adjusted EBITDA for the second quarter of 2010 was $37 million, up $25 million over the Adjusted EBITDA for the second quarter of 2009, and Adjusted EBITDA for the first six months of 2010 was $50 million, up $27 million over the Adjusted EBITDA for the first six months of 2009.

SS/L contracted to build four satellites in the second quarter of 2010 and has been awarded a fifth contract subsequent to the end of the quarter. The company also completed a satellite for DISH Network during the quarter, which was delivered ahead of schedule so that DISH could take advantage of an early launch availability. The satellite was successfully launched on July 10 and has performed all of its maneuvers according to plan.

Satellite operators that selected SS/L for their procurements included:

  Satelites Mexicanos -- large FSS satellite
  Telesat -- multi-mission spacecraft for direct-to-home (DTH) television broadcasting in Canada; government requirements over the Americas and the Pacific; and broadband, voice, data and video services in South America.
  DIRECTV – 20 kilowatt spacecraft to expand the company's video services
  Hispasat – satellite to broadcast and distribute TV and radio programming in the Americas and Europe, and for deploying social services and corporate telephone networks in the regions

Booked after the end of the second quarter of 2010:

  Eutelsat and ictQATAR – multi-mission satellite to serve expanding markets in the Middle East, North Africa and Central Asia regions

Without including the value of the Eutelsat/ictQATAR contract, SS/L satellite backlog reached a record high of $1.9 billion on June 30, 2010, $400 million higher than the backlog at the end of the previous quarter.

During the quarter, SS/L filed a registration statement with the U.S. Securities and Exchange Commission for an initial public offering of up to 19.9 percent of its common stock and announced that Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are joint book running lead managers for the offering.

Satellite Services

Reflecting growth driven largely by an expanded fleet, and positively impacted by the weakening U.S. dollar, Telesat revenue for the quarter was $200 million and Adjusted EBITDA was $153 million.  This compares favorably to revenue and Adjusted EBITDA for the second quarter of 2009 of $172 million and $119 million, respectively, and to revenue and Adjusted EBITDA for the first quarter of 2010 of $192 million and $143 million, respectively.  Telesat revenue and Adjusted EBITDA for the first six months of 2010 was $391 million and $296 million, respectively, which compares to revenue and Adjusted EBITDA of $337 million and $234 million, respectively, in the first six months of 2009.

Without the effect of changes in U.S. dollar / Canadian dollar exchange rate, Telesat revenue and Adjusted EBITDA would have increased by approximately $14 million and $24 million, respectively, for the three months ended June 30, 2010 compared with the three months ended June 30, 2009, $7 million and $9 million, respectively, for the three months ended June 30, 2010 compared with the three months ended March 31, 2010 and $23 million and $40 million, respectively, for the six months ended June 30, 2010 compared with the six months ended June 30, 2009.

The performance benefit of Telstar 11N and Nimiq 5, the two satellites put into service during 2009, more than offset the loss of revenue from the sale of Telstar 10 in July 2009. Aided by continuing expense reduction, Adjusted EBITDA margin improved to 77 percent for the current quarter compared to 69 percent for the second quarter of 2009.

Telesat's results include a net foreign exchange loss of $93 million for the three months ended June 30, 2010 related primarily to Telesat's U.S. dollar denominated debt, as a result of the strengthening of the U.S dollar against the Canadian dollar from March 31, 2010 to June 30, 2010.

Telesat backlog continues to be robust at $5.4 billion on June 30, 2010. As of June 30, 2010, Telesat's liquidity also continues to be very strong.  It had $184 million of cash and short-term investments and no borrowings against its revolving credit facility.

During the quarter Telesat contracted with SS/L for Anik G1, which is already partially leased to Shaw Direct and is scheduled for launch in the second half of 2012. The satellite will also provide capacity for growth in government services and provides replacement and expansion capacity in South America.

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Thursday, August 12, at 11:00 a.m. ET to discuss the company's second quarter 2010 results. To participate, please dial (973) 200-3060 or toll free at (877) 831-3841 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-Q, which was filed today and will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications Inc.

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including fixed satellite services, direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com.

LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the current Form 10-Q, filed today, and in Loral's 2009 annual report on Form 10‑K. The reader is specifically referred to these documents, as well as the company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors and our investment in Telesat Canada, including the global economic downturn, our history of losses, financial covenants in SS/L's credit agreement, the structure of our investment in Telesat, Telesat's leverage and volatility in Canadian/U.S. exchange rates; (2) risks associated with satellite manufacturing, including competition, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws and U.S., Canadian and foreign government regulation of satellite services; and (5) other risks, including possible conflicts of interest with our significant shareholder, litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of SS/L's common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus which will be filed with the Securities and Exchange Commission.

1 We use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization". In evaluating financial performance, we use revenues and operating income (loss) before depreciation, amortization and stock-based compensation (including stock-based compensation from SS/L Phantom stock appreciation rights expected to be settled in Loral common stock) and directors' indemnification expense ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before directors' indemnification expense, other expense and equity in net income (losses) of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation, amortization and stock-based compensation, interest and investment income, interest expense, directors' indemnification expense, other expense and equity in net income (losses) of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other expense, which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

2 Telesat reports its results in accordance with Canadian GAAP. However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S GAAP.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Satellite Manufacturing	$ 281.2	$ 275.8	$ 512.1	$ 492.3
Satellite Services (1)	199.6	172.2	391.1	337.4
Segment revenues	480.8	448.0	903.2	829.7
Eliminations	(1.2)	(4.4)	(3.2)	(8.4)
Affiliate eliminations (1)	(199.6)	(172.2)	(391.1)	(337.4)
Revenues as reported	$ 280.0	$ 271.4	$ 508.9	$ 483.9

Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Satellite Manufacturing	$ 37.1	$ 12.1	$ 49.8	$ 22.5
Satellite Services (1)	153.2	119.3	296.0	234.2
Corporate expenses	(2.9)	(6.3)	(6.8)	(10.7)
Segment Adjusted EBITDA before eliminations	187.4	125.1	339.0	246.0
Eliminations	(0.2)	(0.6)	(0.5)	(1.1)
Affiliate eliminations (1)	(153.2)	(119.3)	(296.0)	(234.2)
Adjusted EBITDA	$ 34.0	$ 5.2	$ 42.5	$ 10.7

Reconciliation of Adjusted EBITDA to Net (Loss) Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Adjusted EBITDA	$ 34.0	$ 5.2	$ 42.5	$ 10.7
Depreciation, amortization and stock-based compensation	(10.9)	(12.9)	(21.3)	(23.9)
Directors' indemnification expense	--	--	(14.4)	--
Operating income (loss)	23.1	(7.7)	6.8	(13.2)
Interest and investment income	2.8	1.9	6.1	3.6
Interest expense	(0.6)	1.2	(1.2)	--
Other income (expense)	1.0	--	0.9	(0.1)
Income tax provision	(1.6)	(6.4)	(3.1)	(6.4)
Equity in net (losses) income of affiliates	(44.4)	85.3	0.2	79.6
Net (loss) income	$ (19.7)	$ 74.3	$ 9.7	$ 63.5
Basic and diluted (loss) income per share:
Basic (loss) income per share	$ (0.66)	$ 2.50	$ 0.32	$ 2.13
Diluted (loss) income per share	$ (0.66)	$ 2.48	$ 0.32	$ 2.13
Weighted average shares outstanding:
Basic	29,984	29,753	29,923	29,727
Diluted	29,984	29,904	30,564	29,803

(1) The Satellite Services segment includes Telesat Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% share of Telesat under the equity method of accounting.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	June 30, 2010	December 31, 2009

FUNDED BACKLOG
Satellite Manufacturing	$ 1,863.8	$ 1,632.3
Satellite Services	5,441.0	5,230.0
Total funded backlog	7,304.8	6,862.3
Intercompany eliminations	(6.4)	(9.6)
Affiliate eliminations	(5,441.0)	(5,230.0)
NET FUNDED BACKLOG	$ 1,857.4	$ 1,622.7

Condensed Balance Sheets
(In millions)

	June 30, 2010	December 31, 2009

Cash and equivalents	$ 141.7	$ 168.2
Contracts-in-process	242.8	190.8
Other current assets	104.1	108.0
Total current assets	488.6	467.0
Property, plant & equipment, net	223.2	208.0
Long-term receivables	281.9	248.1
Investments in affiliates	282.0	282.0
Other assets	40.9	48.4
Total assets	$ 1,316.6	$ 1,253.5

Customer advances and billings in excess of costs and profits	$ 329.4	$ 291.0
Other current liabilities	154.1	150.3
Total current liabilities	483.5	441.3
Long-term debt	--	--
Other long-term liabilities	381.1	380.2
Total liabilities	864.6	821.5
Equity	452.0	432.0
Total liabilities and equity	$ 1,316.6	$ 1,253.5

TELESAT
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Statement of Operations:

Revenues	$ 199.6	$ 172.2	$ 391.1	$ 337.4

Adjusted EBITDA	$ 153.2	$ 119.3	$ 296.0	$ 234.2
Depreciation, amortization and stock-based compensation	(62.2)	(55.6)	(123.5)	(106.1)
Operating income	91.0	63.7	172.5	128.1
Interest expense	(58.9)	(54.5)	(118.8)	(108.6)
Financial instruments gains (losses)	49.7	(93.3)	6.6	(47.3)
Foreign exchange (losses) gains	(142.3)	236.7	(33.3)	155.7
Other (expense) income	(0.9)	(2.3)	(1.2)	(1.8)
Income tax benefit (provision)	0.1	(8.4)	(10.2)	(15.4)
Net (loss) income	$ (61.3)	$ 141.9	$ 15.6	$ 110.7

			June 30, 2010	December 31, 2009
Balance Sheet Data:

Current assets			$ 276.2	$ 251.6
Total assets			4,975.8	4,994.7
Current liabilities			231.0	195.9
Debt, including current portion			2,937.3	2,953.3
Total liabilities			4,021.7	4,041.9
Redeemable preferred stock			132.9	134.3
Shareholders' equity			821.2	818.5

Other:

Backlog (U.S. Dollar)			$ 5,441.0	$ 5,230.0
Backlog (Canadian Dollar)			CAD 5,789.0	CAD 5,508.0
CONTACT:  Loral Space & Communications Inc.
          Wendy Lewis
          650-704-7502